Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Declares
25 Years of Consecutive Quarterly Cash Dividends

SARASOTA, FL, December 9, 2021 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share. Helios Technologies has declared 100 consecutive quarterly dividends to its stockholders beginning with the first quarter 1997.

Josef Matosevic, President and CEO, commented, “We are proud to be among the top 15% of public companies listed on U.S. exchanges that can claim having paid dividends to their shareholders for 25 consecutive years. Our augmented strategy is intent upon driving growth and generating cash to create value for our shareholders through total returns. Our capital priorities are to invest in organic and acquisitive growth, maintain a strong and flexible balance sheet all while supporting our dividend. The Helios team is executing to plan, and we are excited about our long-term potential.”

The dividend will be payable on January 20, 2022 to stockholders of record as of January 5, 2022. Helios Technologies has approximately 32.4 million shares of common stock outstanding.

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine, health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com.

For more information, contact:
Tania Almond

Vice President of Investor Relations, Corporate Communication and Risk Management

(941) 362-1333

tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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Helios Technologies | 7456 16th St E| Sarasota, FL 34243 | 941-362-1200